EXHIBIT 99.A

News

SOUTHERN NATURAL GAS COMPANY ANNOUNCES CASH TENDER OFFER FOR ITS 6.70% NOTES DUE OCTOBER 1, 2007

HOUSTON, TEXAS, March 13, 2007— Southern Natural Gas Company, a subsidiary of El Paso Corporation (NYSE: EP) ("SNG"), announced today it has commenced a cash tender offer to purchase any and all of its outstanding 6.70% notes due October 1, 2007, of which $100 million in aggregate principal amount was outstanding as of March 13, 2007, pursuant to an Offer to Purchase dated today (the "Offer to Purchase"), which sets forth a more comprehensive description of the terms of the tender offer.

The offer is scheduled to expire at 12:00 midnight, New York City time, on April 9, 2007, unless extended or earlier terminated. Holders of notes must tender and not withdraw their notes on or before the early tender date, which is 5:00 p.m., New York City time, on March 26, 2007, unless extended, to receive the full tender offer consideration. Holders of notes who tender their notes after the early tender date will receive the late tender offer consideration, which is the full tender offer consideration minus the early tender premium of $10.00 per $1,000 principal amount of notes.

The full tender offer consideration for each $1,000 principal amount of the notes tendered and accepted for payment will be determined in the manner described in the Offer to Purchase by reference to the fixed spread of 50 basis points over the yield based on the bid side price of the reference treasury security, 4.00% U.S. Treasury Note due 09/30/07, as calculated by the dealer manager at 2:00 p.m., New York City time, on March 26, 2007.

In addition to the full tender offer consideration or late tender offer consideration, as applicable, holders of notes tendered and accepted for payment will receive accrued and unpaid interest on the notes from the last interest payment date for the notes to, but not including, the applicable settlement date.

Except as set forth in the Offer to Purchase or as required by applicable law, notes tendered may be withdrawn only on or before the withdrawal date, which is 5:00 p.m., New York City time, on March 26, 2007, and notes tendered after the withdrawal date and before the expiration of the tender offer may not be withdrawn.

SNG currently expects to have an initial settlement on March 27, 2007 for notes tendered on or before the early tender date, followed by a final settlement promptly after the expiration of the tender offer for notes tendered after the early tender date. SNG reserves the right to extend or forego the initial settlement date, as a result of which the initial settlement date may occur as late as the final settlement date.

The tender offer is conditioned on the satisfaction of certain conditions, including but not limited to the completion of an offering of new notes pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), on terms satisfactory to SNG (the "New Offering"). The securities to be sold in the New Offering will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This press release is not an offer to sell or a solicitation of an offer to buy any securities. SNG expects to fund the purchase of the notes with the net proceeds from the New Offering. If the New Offering or any other conditions is not satisfied, SNG is not obligated to accept for purchase, or to pay for, notes tendered and may delay the acceptance for payment of, any tendered notes, in each event, subject to applicable laws, and may terminate, extend or amend the tender offer and may postpone the acceptance for purchase of, and payment for, notes so tendered.

SNG has retained Citigroup Corporate and Investment Banking to serve as dealer manager for the tender offer and has retained Global Bondholder Services Corporation to serve as the depositary and information agent for the tender offer.

Requests for documents may be directed to Global Bondholder Services Corporation by telephone at (866) 952-2200 or (212) 430-3774 or in writing at 65 Broadway - Suite 723, New York, NY, 10006. Questions regarding the tender offer may be directed to Citigroup Corporate and Investment Banking at (800) 558-3745 or (212) 723-6106.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the notes or any other securities. The tender offer is made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal. None of SNG, the dealer manager or the depositary and information agent makes any recommendations as to whether holders should tender their notes pursuant to the tender offer. Holders must make their own decisions as to whether to tender notes, and, if so, the principal amount of notes to tender.

SNG is a Delaware corporation incorporated in 1935, and a wholly owned subsidiary of El Paso Corporation. Its primary business consists of the interstate transportation and storage of natural gas and LNG terminalling operations. SNG conducts its business activities through its natural gas pipeline systems, which include its Southern Natural Gas pipeline system and its 50 percent indirect interest in the Florida Gas Transmission pipeline system, an LNG receiving terminal and storage facilities.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. El Paso owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on assumptions that SNG believes to be reasonable. However, actual results almost always vary from assumed facts and the differences can be material, depending upon the circumstances. As a result, you should not place undue reliance on such forward-looking statements. The words “believe,” “expect,” “estimate,” “anticipate” and similar expressions will generally identify forward-looking statements. All of SNG's forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. In addition, SNG disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

With this in mind, you should consider the risks discussed in the Offer to Purchase, under the caption “Risk Factors” in SNG’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the other documents SNG files with the SEC from time to time, which could cause actual results to differ materially from those expressed in any forward-looking statement made by SNG or on SNG’s behalf.

Contact
Media Relations
Bill Baerg, Manager
Office: (713) 420-2906